BlueSky Investment Management, LLC

CODE OF ETHICS

February 2019

This Code of Ethics (the “Code”) is the sole property of BlueSky Investment Management, LLC and its affiliates (collectively the “Firm”) and must be returned to the firm upon termination for any reason of an employee’s s association with the Firm. The contents of this Code are strictly confidential and for internal use only. No one may not duplicate this code in whole or in part or make it available in any form to any non-employee without prior approval from the Firm’s Chief Compliance Officer (the “CCO”).

Employees must report any known or suspected violation of these policies and procedures to the Chief Compliance Officer immediately. Failure to report such potential violations may result in consequences comparable to the penalties for the improper conduct itself, including suspension or discharge from the Firm.

INTRODUCTION

This Code of Ethics (the “Code”) is applicable to each Supervised Person (as defined below) of the Firm with respect to the Supervised Person’s activities and conduct on behalf of the Firm, as well as certain personal activities and conduct of the Supervised Persons. The Code does not attempt to serve as a comprehensive outline regarding Supervised Person conduct, but rather to establish general rules of conduct and procedures applicable to all Supervised Persons.

The Code should be kept at hand for easy reference. Any questions regarding this Code, or other compliance issues, must be directed to the Chief Compliance Officer of the Firm (the “CCO”). The CCO is responsible for administering and implementing this Code. The Firm expects Supervised Persons to be thoroughly familiar with the Firm’s standards and procedures as set forth herein. In order to make it easier to review and understand the standards and procedures, a few commonly used terms are defined below:

“Access Person” means a Supervised Person of the Firm who has access to non-public information regarding Clients’ purchase or sale of Securities, is involved in making securities recommendations to Clients or who has access to such recommendations that are non-public. This includes each member, director, officer, principal or partner of the Firm. The Firm deems all Supervised Persons and other employees, as well as consultants and interns of BlueSky, are deemed to be “access persons” of the Firm, as defined in the Investment Advisers Act of 1940, as amended.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan or “DRIP”.

“Beneficial Ownership” in Securities means direct or indirect pecuniary interest in the Securities held or shared directly or indirectly through any contract, arrangement, understanding, relationship or otherwise. An Supervised Person is presumed to be a beneficial owner of Securities that are held by his or her immediate family members sharing the Supervised Person’s household.

“Chief Compliance Officer” (“CCO”)

Rule 206(4)-7 under the Advisers Act requires each SEC registered investment adviser to designate a chief compliance officer to administer its compliance policies and procedures. According to the adopting release for Rule 206(4)-7 under the Advisers Act, the CCO should be given full responsibility and authority to develop and enforce policies and procedures for the Firm and should be in a position of sufficient authority and seniority within the Company to compel others to adhere to compliance policies and procedures. BlueSky has appointed a CCO.

“Client” means any entity or individual to which the Firm provides investment advisory or management services.

“Compliance Committee” Has been formed to assist the Chief Compliance Officer with oversight of BlueSky’s compliance program, to provide a forum for discussion of the Firm’s needs and to enable continuous development of the Firm’s various compliance functions. Additionally, the committee has been charged with the day-to-day risk management function within the Firm’s operations. This committee meet on a quarterly basis. “Discretionary Managed Account” means an account for which the Supervised Person has designated investment discretion entirely to a third party (i.e. an investment manager). In such account, the Supervised Person does not have the ability to exercise any investment discretion over the purchase or sale of securities.

“Firm” means BlueSky Investment Management, LLC (“BlueSky”) and each other affiliate entity under common control, which is engaged in the business of providing investment advisory or management services.

“Personal Trading Account” means a personal investment or trading account of an Supervised Person or an Supervised Person related account (this may include, but is not limited to, an account for which an Supervised Person is a trustee or custodian, a spousal account, any account of an Supervised Person’s children or any account for an individual who relies on the Supervised Person for material support) in which an Supervised Person has any direct or indirect beneficial ownership interest, an investment or trading account over which an Supervised Person exercises control or provides investment advice, or a proprietary investment or trading account maintained for the Firm or its Supervised Persons. Specifically, Personal Trading Account includes:

1.	Trusts for which an Supervised Person acts as trustee, executor, custodian or discretionary manager;

2.	Accounts for the benefit of the Supervised Person’s spouse or minor child;

3.	Accounts for the benefit of a relative living with the Supervised Person;

4.	Accounts for the benefit of any person who receives material financial support from the Supervised Person; and

5.	401K accounts and other retirement accounts.

“Private Placement” shall mean an offering of Securities that is exempt from registration under the Section 4(2) or Section 4(6) of the Securities Act of 1933, as amended (“Securities Act”); or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

“Restricted List” means the list of issuers maintained by the CCO and designated as the Restricted List, consisting of (a) issuers with respect to which the CCO has been made aware that an Supervised Person has received, expects to receive, or may be in a position to receive material, non-public information, including when the Firm is researching or considering an investment in securities of an issuer; (b) issuers on whose Board of Directors a Supervised Person serves; and (c) issuers with respect to which the Firm, in its sole discretion, determines it may be appropriate to prohibit Supervised Person and/or Firm trading in the issuer’s securities. Placement of an issuer on the Restricted List does not necessarily imply that the Firm or its Supervised Person are in receipt of any material, non-public information concerning the issuer.

“Security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless the Firm or a control affiliate acts as the investment advisor or principal underwriter for the fund and are considered Reportable Securities; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless the Firm or a control affiliate acts as the investment advisor or principal underwriter for the fund.

“Supervised Person” means any officer, director, member of the Firm (or person performing a similar function or having a similar status) and any employee of the Firm, and well as any consultant or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm.

Section 1

Section 1. General

1.1	Statement of General Principles

The Firm and its Supervised Persons owe a fiduciary duty to the Firm’s Clients. The interests of the Clients must always be recognized and respected. In any decision relating to personal investments or other outside activities, Supervised Person must assiduously avoid serving their own personal interests ahead of any Client’s interests, taking inappropriate advantage of their position with the Firm or taking inappropriate advantage on the Firm’s behalf. It is critical that Supervised Persons avoid any situation that might compromise, or appear to compromise, their exercise of fully independent judgment in the interests of Clients. All personal investment and other activities of Supervised Person must comply fully with this Code and avoid any actual or potential conflicts of interest, and must also abide by the spirit of this Code and the principles delineated herein. Additionally, Supervised Person are required to comply with all applicable federal securities laws and must report promptly any violations of this Code to the CCO.

Disciplinary actions for failure to comply with this Code may include cancellation of transactions, disgorgement of profits, suspension of personal trading privileges, fines, or suspension or termination of employment. The CCO and/or the Compliance Committee will determine disciplinary actions by considering such facts as deemed appropriate and relevant, including the severity of the violation, and whether the Supervised Person has previously violated this Code.

1.2	Annual Acknowledgment

This Code is an integral part of the Firm’s compliance program. This Code may be revised and supplemented from time to time. It is the responsibility of the Supervised Person to ensure that his or her copy is up to date by inserting new material as instructed by the CCO.

It is the responsibility of each Supervised Person to understand the contents of this Code and the policies set forth herein, and to adhere to all applicable policies and procedures.

Each Supervised Person, within the first ten days of hire, is required to acknowledge his or her receipt and understanding of the Code and agreement to abide by its policies. Thereafter, each Supervised Person shall at least annually sign a written statement (in the form attached as Exhibit A) acknowledging his or her receipt and understanding of, and agreement to continue to abide by, the policies described in this Code, and certifying that he or she has reported all personal Securities transactions.

Section 2

Section 2. Supervised Person Conduct

2.1	Outside Business Activities

All outside business activities conducted by an Supervised Person that (i) involve a material time commitment, or provide for compensation to the Supervised Person, (ii) involve employment, teaching assignments, lectures, publication of articles, radio and/or television appearances, or (iii) might pose any actual or potential conflicts of interest with the business of the Firm must be approved beforehand by the CCO. The CCO will require full details concerning any outside activity, including the number of hours involved and whether any compensation is to be received and such other information as the CCO deems appropriate. This information must be disclosed to the CCO in the Supervised Person Compliance Questionnaire completed at the time of hire and annually thereafter (Exhibit B) and must be updated in the event of any substantial change (Exhibit C).

Generally, the Firm does not permit its Supervised Persons to hold outside positions including that of being an officer, partner, director, or Supervised Person of another company, business or charitable organization. Supervised Persons may hold board positions with non-profit and other such organizations whereby they are not paid and their position does not post any conflict with the business of the Firm. Since any of these capacities requires the prior written approval of the CCO, the CCO will require disclosure of all details relating to such outside business activities, including the number of hours involved and any compensation received.

Under no circumstances may an Supervised Person represent or suggest that his or her association with any outside business activity in any way reflects the approval or endorsement by the Firm of that organization, its securities, manner of doing business or any person connected with the organization or its activities.

No Supervised Person may serve as a member of the board of directors or trustees of any business organization or serve on a creditors’ committee, other than a civic or charitable organization, without the prior written approval of the CCO. The determination of an Supervised Person’s eligibility to serve in such a position shall be based on whether such service would be consistent with the interests of the Firm and its Clients, and no person employed by the Firm or any other member of the Firm shall be allowed to serve in such a position unless he or she has notified the Firm of any criteria with respect to such service and have obtained prior approval from the CCO.

If such service is authorized by the CCO, certain safeguards may be implemented in the discretion of the CCO including, but not limited to, investment restrictions and/or restricting the flow of information from the Supervised Person serving to those making investment decisions through information barriers or other procedures as outlined in the Firm’s policies and procedures relating to insider trading in Section 3 of this Code. If the CCO believes that a potential conflict exists with a proposed outside business activity of an Supervised Person, the CCO will present the potential conflict to the Compliance Committee for further consideration.

2.2	Conflicts of Interest

It is the policy of the Firm that all Supervised Persons of the Firm conduct the business affairs of the Firm in accordance with the highest principles of business ethics and in such manner to avoid actual or potential conflicts of interest with the Firm and its clients. All Supervised Persons should promptly report to the CCO any situation or circumstance which may give rise to a conflict of interest.

It is a violation of this Code for any Supervised Person, without the prior written consent of the CCO, to:

(a)	rebate or pay any part of the employment compensation received from the Firm to any person, firm, or corporation, directly or indirectly;

(b)	accept, directly or indirectly from any person, corporation, or association, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity, or other consideration in connection with any transaction on behalf of the Firm, or a Client account;

(c)	accept, directly or indirectly, from any person, firm, corporation, association or other entity that does business with or on behalf of the Firm, any gift or other item of more than de minims value provided, however, that Supervised Persons may accept gifts in accordance with the Firm’s policies related to gifts and entertainment as set forth in Section 4 of this Code;

(d)	participate in entertainment with Clients, brokers and other counterparties unless reasonably related to legitimate business purposes of the Firm; or

(e)	own any Security or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or financial related business, except for (i) ownership, or other interests in the Firm, and (ii) personal investments made in accordance with the Firm’s policies related to personal trading as set forth in Section 3 of this Code.

In addition, Supervised Persons may not influence, directly or indirectly, investment decisions on behalf of the Firm’s Clients, or the allocation of Client brokerage for the benefit (in any form) of any immediate family member of the Supervised Person.

Section 3

Section 3. Trading Restrictions

3.1	Insider Trading: Procedures to Prevent and Detect the Misuse of Material Non-public Information

A.	Overview

The Firm forbids trading or “tipping” (communicating for the purpose of gifting trading profits) others in violation of the insider trading prohibitions of the U.S. securities laws. The Firm’s policies apply to every Supervised Person and extend to activities within and outside their duties at the Firm.

The classical theory of insider trading prohibits trading or “tipping” based upon material, non-public information that a person receives from a securities issuer, or an officer, director or Supervised Person of an issuer with the expectation that it will be kept confidential as well as information received from a corporate insider in return for a private benefit given to the insider. It also precludes trading or tipping based on material, non-public information received from “temporary insiders” who are in a confidential relationship with the issuer (e.g., investment bankers, lawyers, or consultants for the issuer).

The misappropriation theory of insider trading prohibits undisclosed trading or tipping based on material, non-public information received in breach of a duty of trust or confidence owed to the source of the information, even if that source is not an issuer of securities. In the case of tender offers, it includes non-public information received directly or indirectly from the offeror, the issuer or anyone acting on its behalf.

Often, it can be difficult for securities industry professionals to determine whether information might be confidential, material, non-public information that might expose the Firm or the Supervised Person to insider trading liability. Moreover, the law of insider trading is not always clear and is continuously developing. An individual may be legitimately uncertain about the application of the rules in a particular circumstance. Oftentimes, a single question can forestall disciplinary action, or complex legal problems. Therefore, any Supervised Person who learns of information that he or she believes may be considered inside information must immediately (and before taking any additional action) contact the CCO to determine whether the relevant security should be placed on the Restricted List.

Insider trading or tipping may expose the Supervised Person to stringent penalties. Criminal sanctions may include a fine or imprisonment. The SEC can recover the profits gained or losses avoided through the volatile trading, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring an Supervised Person from the securities industry. An Supervised Person also may be sued by investors seeking to recover damages for insider trading violations. The Firm may face regulatory or civil liability based on the Supervised Person’s actions. Finally, the Firm may impose sanctions on the Supervised Person, up to and including termination.

B.	Policy on Insider Trading

No person to whom these procedures apply may “tip” others or trade in a Security, either personally or on behalf of others in violation of the insider trading prohibitions of the U.S. Securities laws. Supervised Persons are additionally required to bring to the attention of the Chief Compliance Officer any facts that could give rise to insider trading liability and abide by the Firm’s decision regarding whether to restrict trading in the company’s securities. Further, when facts come to an Supervised Person’s attention (about themselves or other Supervised Persons) that might give rise to an insider trading investigation, the Supervised Person is required to consult with the Chief Compliance Officer so that the facts can be reviewed in a manner appropriate under the circumstances.

(1)	What is Insider Trading

Insider trading consists of purchasing or selling a security while the purchase or seller is in possession of material nonpublic information about the issuer of the security or the market for the security. In most cases, the securities that have been the subject of insider trading have been the common stock of publicly traded companies.

However, trading in options on common stock or, in certain circumstances, even convertible debt securities could violate the prohibition on insider trading. The classic example of insider trading occurs when an employee of a corporation buys or sells its common stock on the basis of information about the corporation learned in the course of the employee’s s duties. It is critical that every Supervised Person understand that trading on material nonpublic information may result in substantial fines, imprisonment and loss of employment.

Insider information can relate to transactions involving the stock of public companies in portfolios or accounts managed by the Firm. Material information may consist of information about substantial buy and sell decisions for accounts managed by the Adviser. For example, if you know that the Adviser is directing the sale of a significant block of stock for one or more of its accounts, you have insider information as to that stock and should not sell any until after the Adviser’s selling has been concluded.

(2)	What is Material Information?

Information is “material” if it significantly alters the total mix of information available about a security, or there is a substantial likelihood that a reasonable investor would consider that information important in making his or her investment decisions, i.e., purchase, hold or sell or abstain from any investment action, including voting a security.

Generally, this includes the disclosure of any information that may have a substantial effect on the price of a company’s Securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry and could be judged in hindsight. For this reason, an Supervised Person should direct any questions about whether information is material to the CCO.

Material information often relates to a company’s financial results and operations, potentially including (but not being limited to), for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals, agreements, major litigation, liquidity problems, extraordinary management developments, public offerings, changes of debt ratings, significant new products, services, or contracts, as well as information obtained from an issuer in advance of an offering for which the Firm has entered into a non-disclosure agreement (“NDA”).

Material information also may relate to the market for a company’s Securities. Information about a significant order to purchase or sell Securities may, in some cases, be material. Pre-publication information regarding reports to be published in the financial press also may be material. Similarly, advance notice of an investment bank’s intent to upgrade, downgrade or make other commentary regarding an issuer may be considered material, in addition to “non-public” as discussed below.

(3)	What is Non-public Information?

“Non-public” information is confidential corporate information that has not been made public. Information is “public” if it has been made available to all investors without favoring any particular group, has been disseminated broadly to investors in the marketplace or has been impounded into the stock price. For example, information is public after it has become available to the general public through a public filing with the SEC, some other government agency, a news reporting service or publication of general circulation.

(4)	Identifying and Reporting Material Non-public Information

Before an Supervised Person executes any trade for a Client, he or she must determine that he or she is not aware of material, non-public information with respect to such trade. If the Supervised Person thinks that he or she might be aware of non-public, potentially material information with respect to such trade, he or she should take the following steps:

•	Avoid purchasing or selling the Securities on behalf of Clients, Supervised Persons, or others;

•	Report the information and proposed trade immediately to the CCO; and

•	Avoid communicating the information to anyone other than the CCO.

After the CCO has reviewed the issue, the CCO will determine whether the information is material and non-public and what action, if any, the Firm should take. An Supervised Person should consult with the CCO before taking any action or engaging in any transaction that involves non-public information. This degree of caution will protect the Supervised Person and the Firm.

(5)	Restricting Access to Material Non-public Information

Supervised Persons in possession of material, non-public information may not communicate such information to anyone, including persons within the Firm, except to the CCO. The Firm has this policy to help avoid conflicts and appearances of impropriety and the unlawful use of material, non-public information. In addition, care should be taken that all material non-public information is secure. For example, files containing material, non-public information should be sealed, and access to computer files containing material, non-public information should be restricted to and password protected for only the CCO.

3.2	Restricted List

As discussed above, all Supervised Persons are required to notify the CCO if they believe that they may have come into possession of material, non-public information about a publicly-traded company. When circumstances warrant, the CCO will restrict trading in the securities of that company and place the company on the Firm’s Restricted List. Absent an exception granted by the CCO, Supervised Persons are prohibited from trading the Securities of issuers that are on the Firm’s Restricted List (either on behalf of a Client or in Supervised Persons’ Personal Trading Accounts) until such Security is removed from the Restricted List. The Restricted List itself is confidential, and may itself reflect material, non-public information. It is therefore vital that Supervised Persons do not disclose the contents of the Restricted List to anyone outside of the Firm. That said, a company may be placed on the Restricted List for a variety of reasons, and Supervised Persons should not draw any inference concerning a company or its securities due to its inclusion on the Restricted List.

The CCO is responsible for maintaining the Firm’s Restricted List, and is the primary decision maker concerning the companies that are to be included on the list. The CCO may place on the Restricted List: (i) companies for which the Firm may be in possession of inside information (as discussed in Section 3.1), or (ii) other companies that senior management of the Firm has determined that the Firm should not be trading for various other reasons. The CCO will consider adding a company to the Restricted List at the suggestion of an investment professional, but will independently determine whether the company should be placed on the Restricted List. In a similar manner, the CCO will consider the opinion of the investment professional regarding removal from the Restricted List, but the ultimate decision resides with the CCO. Appropriate reasons for removal of companies from the restricted list may include that the information is made public through widespread dissemination of the information, that the information has become stale or immaterial with the passage of time, or that following further consideration and/or receipt of additional information, or following consultation with counsel, the CCO determines that trading does not need to remain restricted. The CCO may consult with outside legal counsel and/or the Firm’s Compliance Committee in connection with his determinations regarding the addition to or removal of companies from the Restricted List. The CCO or his designee shall document the date and reason for each such addition or removal. Only the CCO and certain designated Supervised Persons will have access to the complete version of the Restricted List, which includes the reason a company was added to the Restricted List, given that such information may be material, non-public information.

The CCO or his designee will ensure that a version of the Restricted List containing the names of the companies for which trading is restricted is distributed to Supervised Persons on at least a weekly basis. The CCO, with the assistance of the Firm’s investment professionals, will review the Restricted List on at least a periodic basis to determine if any company appearing on the Restricted List should be removed. It is the responsibility of the investment professionals of the Firm to inform the CCO when they believe a Security should be removed from the Restricted List in the event that the information which led to the Security being restricted has been made publicly available or has become stale.

3.3	Market Manipulation

Market manipulation is intentional or willful conduct designed to deceive or defraud investors by controlling or artificially affecting the price of Securities. Claims of market manipulation may be brought under Section 9(a)(1) and Section 9(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or Rule 10b-5 under the Exchange Act.

Market manipulation typically takes the form of activities that are undertaken for the purpose of creating a false or misleading appearance of active trading in a Security or controlling or artificially affecting the price of Securities. In particular, any trade that is undertaken to benefit from changes in price that are triggered by the trade itself and is not undertaken to benefit from independent gains or losses on the trading position, or that otherwise lacks an independent economic rationale is likely to raise market manipulation concerns.

Prohibited transactions that could be indicative of market manipulation may include, but not be limited to, the following:

•	marking the close also known as “painting the tape”, year-end, quarter-end and month-end transactions executed at the end of the day on the last day of a reporting period that are unwound immediately in attempt to “window dress”;

•	wash sales; and

•	fictitious accounts and the “parking” of transactions.

To prevent such behavior, the CCO or his designee shall, in the context of ongoing training, inform trading desk personnel of market conduct rules, regulations and best practices and conduct appropriate surveillance to monitor their adherence to such rules, regulations and practices. The CCO or his designee shall conduct training in the appropriate areas to ensure that all appropriate personnel understand what constitutes market manipulation. Any potential violations of Firm policy must be brought to the attention of the CCO immediately.

3.4	Personal Trading

The Firm’s personal trading policy is designed to prevent potential legal, business or ethical conflicts; to minimize the risk of unlawful trading in any Personal Trading Account and to guard against the misuse of confidential information. Supervised Persons are required to avoid any conflict or perceived conflict with the interests of the Firm and its clients and investors. Supervised Persons are further encouraged to invest for the long-term through instruments and opportunities that do not conflict with their responsibility to the Firm and its clients and investors.

In order to mitigate the potential risks associated with personal trading, the Firm requires Supervised Persons to obtain pre-approval of any trades in Securities. The Firm reserves the right to prevent any Supervised Person transactions in any Security for any reason it deems appropriate. In the event that the Firm’s personal trading policies are not complied with, the Firm may require the Supervised Person to reverse, cancel or disgorge profits of a transaction that did not meet the provisions of this policy, in addition to other sanctions, at the discretion of the CCO and the Compliance Committee.

A.	Personal Trading Accounts and Reports

It is a condition of employment affiliation at the Firm that each Supervised Person identify to the CCO upon hire, on an annual basis thereafter, and promptly upon opening, closing or amending all accounts that constitute Personal Trading Accounts with respect to such Supervised Person and all Securities held in these Accounts (Exhibit D).

As previously noted, the term Personal Trading Account means a personal investment or trading account of an Supervised Person or an Supervised Person-related account (this may include, but is not limited to, an account for which an Supervised Person is a trustee or custodian, a spousal account, any account of an Supervised Person’s children or any account for an individual who relies on the Supervised Person for material support) in which an Supervised Person has any direct or indirect beneficial ownership interest, an investment or trading account over which an Supervised Person exercises control or provides investment advice, or a proprietary investment or trading account maintained for the Firm or its Supervised Persons. Specifically, Personal Trading Account includes:

•	Trusts for which an Supervised Person acts as trustee, executor, custodian or discretionary manager;

•	Accounts for the benefit of the Supervised Person’s spouse or minor child;

•	Accounts for the benefit of a relative living with the Supervised Person;

•	Accounts for the benefit of any person who receives material financial support from the Supervised Person.

In addition, each Supervised Person must inform the CCO prior to opening or closing a Personal Trading Account.

Each Supervised Person must authorize duplicate copies of all account statements and individual trade confirmations relating to such Personal Trading Accounts to be sent to the CCO.

Each Supervised Person must promptly report all Securities transactions that are not reflected in the Supervised Person’s brokerage account statements of such Personal Trading Accounts to the CCO. (See Holdings and Transactions Reports, Exhibits E and F.) Such transaction and holdings may include private securities transitions.

The brokerage account statements received by the Firm must cover a period of no longer than 90 days, must be received by the Chief Compliance Officer within 30 days after the end of each quarter and must disclose the following information with respect to each transaction during the period covered:

•	The title and amount of the Security involved;

•	The Ticker symbol or CUSIP number, as applicable, interest rate and maturity date, as applicable, the number of shares or securities, and principal amount of each Security;

•	The date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition);

•	The price of the Security at which the transaction was effected; and

•	The name of broker, dealer, or bank with or through which the transaction was effected.

The CCO will scan all statements and confirmations upon receipt, which will contain a date stamp. If the brokerage account statement does not provide all the information required, the Supervised Person must provide to the CCO the same information enumerated above (and the dates the Supervised Person submits the reports) within 30 days after the end of the calendar quarter during which the transaction occurred.

As noted above, Supervised Persons must authorize the broker-dealer that maintains the Supervised Person’s Personal Trading Accounts to provide the Firm with duplicate copies of the trading confirmations of such Personal Trading Account. Such trading confirmations should disclose all relevant information pertaining to the transaction being confirmed. If an Supervised Person’s broker dealer is unable or unwilling to provide duplicate trading confirmations to the Firm, the Supervised Person should notify the CCO immediately.

For purposes of these procedures where the activity involves the Personal Trading Account or trading of the CCO, copies of any notice, account statement or report will be given to the Managing Principal or his designee.

B.	Front-Running

Without the prior approval of the CCO, no Supervised Person may execute a transaction in a Security for a Personal Trading Account if such Supervised Person has actual knowledge that an order for the same Security exists or that the Firm is considering transactions in the Security. Transactions in convertible instruments, derivatives or other Securities which may be fungible with an underlying Security for transactions, which are related to a transaction in an underlying Security are subject to the same restrictions.

The CCO will reconcile all Personal Trading Account statements and trade confirmations to ensure proper approvals have been granted for all transactions. With respect to the CCO’s Personal Trading Accounts and the transactions effected therein, such trading activity shall be reviewed by the Managing Principal or his designee.

C.	Private Placements and Initial Public Offerings

No Supervised Person shall acquire any Security in a Private Placement without the prior approval of the CCO. In order to obtain approval, an Supervised Person must complete a Private Placement Approval Request Form (Exhibit G) and submit the Form along with the required documentation to the CCO. The CCO will review the Private Placement to ensure that it does not pose any potential conflicts with the business of the Firm. If no conflicts are found, the Compliance Department will approve the Private Placement and the Supervised Person may invest in the Private Placement. If an Supervised Person has acquired Securities in a Private Placement prior to becoming an Supervised Person of the Firm, these investments must be disclosed to the CCO at the time of hire.

No Supervised Person shall acquire any Security in an Initial Public Offering (IPO) without the prior approval of the CCO. In order to obtain approval, an Supervised Person must complete an IPO Request Form (Exhibit H) and submit the Form along with the required documentation to the CCO. The CCO will review the IPO to ensure that it does not pose any potential conflicts with the business of the Firm. If no conflicts are found, the CCO will approve the IPO and the Supervised Person may invest in the IPO.

The CCO will keep a record of any such approvals and a summary of the rationale for such approvals in the records of the Firm.

D.	Black Out Periods and Other Restrictions

No Supervised Person may directly or indirectly purchase of said Securities if the Supervised Person knows, or reasonably should know, that the transaction competes in the market with actual or considered Securities transaction, for a client or otherwise personally act to injure a client’s Securities transactions. The Firm may establish rules and policies to prohibit Supervised Persons from conducting transactions in their Personal Securities Account or the same day as a transaction in the same Security by the Firm. (the “Black Out Period”) If an Supervised Person inadvertently executes a trade in a Personal Trading Account during the one day Black Out Period at a price superior to the price received by the Firm, the Supervised Person will be required to disgorge an amount equal to the difference between the price per share received by the Supervised Person and the least favorable price per share received by the Firm (i.e., the highest price paid on the purchase of a security or the lowest price received on the sale of a security) during the Black Out Period, multiplied by the number of shares purchased or sold by the Supervised Person. This amount shall be disgorged to the Firm Error Account. All disgorgements received by the Firm’s Error Account will be netted against any losses in the Firm’s Error Account.

Generally, investment professionals are discouraged from effecting transactions in their Personal Trading Accounts which may be construed as contradictory to, or present a conflict with, the portfolio(s) they manage for the Firm.

E.	Restriction on Short-Term Trading

No Supervised Person may purchase and sell, or sell and purchase, the same (or equivalent) Security within a 30-day period. The CCO may, upon request, exempt an Supervised Person from this prohibition of the CCO determines that estivating circumstances warrant the exemption.

F.	Prohibition on Limit Orders/Stop Orders

With respect to closing transactions in their Personal Trading Account, Supervised Persons are not permitted to place a GTC limit or stop order with their broker without the prior permission of the CCO. As noted below, the Firm requires that once an Supervised Person has obtained pre-approval by the CCO or his designee, such approval is only applicable for that business day. If the entire order is not executed on the day on which approval from the CCO is granted, the Supervised Person must request approval for the remainder of the order to be executed on the subsequent days if such trade is re-entered. In contrast, a GTC limit or stop order is dependent on a future price of a particular Security at an unspecified point in time. Similarly, unless the explicit approval of the CCO has been obtained, a “good till cancelled” (GTC) order, whereby the Supervised Person places an order to sell a Security at a set price that is active until such Supervised Person decides to cancel the order or the trade is executed, is prohibited.

G.	Required Personal Trading Approvals

Supervised Persons must obtain approval from the CCO for any and all transactions in Securities (see definition on Page 2 of this Code) for Personal Trading Accounts (Exhibit I). The CCO may withhold such approval on any day during which the Firm has, or is actually intending, to transact in that same Security. If an Supervised Person has knowledge that the Firm has, or intends, to transact in a specific Security, the Supervised Person must inform the CCO of such knowledge in seeking approval to trade in that Security. Any profits realized on proscribed trades must be disgorged to the Firm’s Error Account. Once approval for a transaction has been granted, the trade must be executed on the same business day on which the approval was granted. If the transaction is not executed or only partially executed, a new request must be submitted prior to execution of the transaction on a subsequent day.

Subject to the restrictions of this policy, Supervised Persons are permitted to enter into opening and closing transactions in the following Securities (as such Securities are exempt from this Code): (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless the Firm or a control affiliate acts as the investment Advisor or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless the Firm or a control affiliate acts as the investment Advisor or principal underwriter for the fund. These transactions do not require prior approval of the CCO; however, such transactions must be disclosed on duplicate brokerage statements and trade confirmations that are provided to the Firm.

A Personal Securities Trading Request Form must be submitted to the CCO or his designee to obtain approval for a Securities transaction for an Supervised Person’s Personal Trading Account. This request may be submitted through the Firm’s automated personal trading approval system or on the form attached hereto as Exhibit H. Supervised Persons are required to certify on this form that they do not possess any material non-public information or have any other reason preventing them from trading the requested Security. The CCO shall promptly notify the Supervised Person of approval or denial of clearance to trade by indicating such action in the Firm’s automated personal trading approval system or by sending an electronic notification to the Supervised Person. Notification of approval or denial to trade may be given verbally; however, it shall be confirmed in writing by indicating such action in the Firm’s automated personal trading approval system by the end of the trading day. Such approval by the CCO for a transaction for an Supervised Person’s Personal Trading Account is valid only on the day on which it is issued by the CCO or her designee.

Duplicate statements and confirmations are reviewed by the CCO or her designee as they are received directly from the broker-dealer custodians of Supervised Person personal trading accounts. If the CCO identifies trading patterns, or personal trading, that present actual or potential conflicts of interest, the CCO will recommend that remedial action be taken. Such remedial action may include restrictions on future personal trading by the Supervised Person, monetary fines, disgorgement of profits, reprimand, or termination.

H.	Certain Exempt Transactions

The restrictions of this Code shall not apply to purchases or sales in any Discretionary Managed Account, which includes trusts of which an Supervised Person, or any individual covered by this section of the Code, is a grantor or beneficiary and accounts over which the Supervised Person, or any individual covered by this section of the Code, has provided a trustee or third-party manager discretionary investment and/or management authority and where an Supervised Person, or any individual covered by this section of the Code, has no direct or indirect influence or control, or ability to direct any investment decision, purchases that are part of any automatic dividend reinvestment plan (DRIP), direct investment program, purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of Securities to the extent such rights were acquired from such issuer, sales of such rights, and any other purchases or sales receiving the prior approval of the CCO because they are not inconsistent with this Code or the provisions of Rule 17j-l(b) under the Investment Company Act. An Supervised Person, or any individual covered by this section of the Code, has no direct or indirect influence or control over the securities in their account if he or she has no knowledge of the specific management actions taken by the trustee or third-party manager and has no right to intervene in the trustee’s or third-party manager’s management. An Supervised Person, or any individual covered by this section of the Code, has no right to intervene in the management of the account when he or she cannot suggest or direct purchases or sales of investments to the trustee or third-party manager and cannot consult with the trustee or third-party manager as to the particular allocation of investments to be made in the account. The opening of Discretionary Managed Accounts must be pre-approved by the CCO. In order for such pre-approval to be granted, documentation must be provided to the CCO substantiating that the Supervised Person, or the individual covered by this section of the Code, cannot exercise any investment discretion over such account. Supervised Persons holding Discretionary Managed Accounts will be required to make additional certifications relating to such accounts.

Section 4. Gifts and Entertainment

In light of the nature of the Firm’s business, its fiduciary obligations to its Clients as well as the regulatory environment in which the Firm conducts its business, the Firm is compelled to monitor the nature and quantity of the gifts and gratuities that its Supervised Persons give to or receive from a person or firm that conducts business with or provides services to the Firm, that may do business or is being solicited to do business with the Firm or that is associated with an organization that conducts or seeks to conduct business with the Firm. Such monitoring is not intended to prevent Supervised Persons from giving or receiving gifts and gratuities, but rather serves to ensure that the practice of giving gifts and gratuities is not abused or undertaken for improper purposes, and does not compromise the integrity, objectivity, or fiduciary responsibilities of the Firm or its Supervised Persons.

No gift, gratuity, or entertainment should ever be accepted with any understanding that the donor will receive special or favorable treatment by the Firm or any Supervised Person.

4.1	Entertainment

Reasonable business entertainment can be beneficial for and may further the business of the Firm. Each Supervised Person is expected to use professional judgment in entertaining and being entertained by a business associate. Supervised Persons are permitted to accept or provide reasonable entertainment with business associates, such as breakfast, lunch, dinner or reception, a sporting event or the theater, or comparable entertainment. Tickets to events that both the Supervised Person and business associate do not both attend are considered gifts, rather than entertainment, and are subject to the requirements of the Gifts policy. Business entertainment must not be so frequent, costly, lavish, or excessive as to raise any question of impropriety, and must be in accordance with the guidelines and requirements set forth below. If there is any question as to whether a specific entertainment event can be accepted or given, the CCO should be consulted.

Supervised Persons must seek the pre-approval of the CCO prior to participating in the following situations:

•	Breakfasts, lunches, or dinners that are unusually lavish and not business-related;

•	Sporting or other such events for which tickets may be considered expensive;

•	Special movie or theater premiers; and

•	Similar gifts or entertainment which may be considered lavish or excessive.

The CCO will maintain a copy of any such approvals and a summary of the rationale for such approvals in the records of the Firm.

Attending Entertainment Events. All Supervised Persons are required to report, within 24 hours of receipt, any business-related entertainment provided by a third party (e.g., meals, events, drinks, etc.) with an estimated value in excess of $200 per individual person, recorded in the Gift and Entertainment Log (Exhibit J). Supervised Persons must report such entertainment by emailing the CCO with the following information:

•	Name of Attendee(s) from the Firm as well as all outside participants

•	Type of entertainment (i.e. dinner, drinks, concert, sporting event, etc.)

•	Firm providing the entertainment

•	Firm receiving the entertainment

•	Date entertainment took place

•	Approximate value of the reporting individual’s share of the entertainment.

•	Supervised Persons must pre-clear with the CCO entertainment which may be construed as lavish or extravagant (e.g., Super bowl tickets, premier events or meals at exclusive restaurants) prior to the Supervised Person engaging in such entertainment.

Providing Entertainment Events. The Firm and its Supervised Persons may provide business-related entertainment, but are prohibited from providing any such entertainment event that is or may appear to be lavish or extravagant in nature without the prior approval of the CCO. If an Supervised Person has any questions regarding the nature of the entertainment they wish to provide, such Supervised Person should contact the CCO. Any expenses for entertainment submitted to the Firm for reimbursement in excess of $200 per person must be accompanied by an email to the CCO requesting approval of the entertainment provided. Any requests submitted for reimbursement of such expenses that are not accompanied by an approved Gift and Entertainment Approval Form (Exhibit K) will not be reimbursed by the Firm.

Supervised Persons may attend seminars or other such business-related events sponsored or paid for by a business associate provided that attendance at the event is not so costly or the event so lavish as to raise a potential conflict of interest.

4.2	Gifts

Accepting Gifts. Supervised Persons may accept business-related gifts, provided that such gifts are not and do not appear lavish or extravagant in nature. Prior to accepting a gift with a cost or value greater than $100, Supervised Persons must obtain compliance approval by submitting a request to the Chief Compliance Officer with a description of the gift, the Firm and/or individual providing the gift and the approximate value of the gift. Gifts with an estimated cost or value under $100 and firm-wide gifts, such as food, holiday baskets or items containing the gift giver’s business logo, delivered to the Firm’s offices that are received on behalf of the Firm do not need to be reported.

Giving Gifts. The Firm and its Supervised Persons may provide business-related gifts, but are prohibited from providing gifts that are or may appear to be lavish or extravagant in nature. Supervised Persons must obtain written approval from the CCO prior to giving a business-related gift with a cost or value in excess of $100 per recipient by submitting a request to the CCO. Any gifts submitted to the Firm for reimbursement by an Supervised Person must be accompanied by a copy of an approved Gift and Entertainment Approval Form reflecting compliance approval of the gifts provided. Any requests submitted for reimbursement of such expenses that are not accompanied by an approved Gifts and Entertainment Form will not be reimbursed by the Firm.

There is a rebuttable presumption that any gift from a business associate is a business-related gift subject to the limitations set forth in this policy. If an Supervised Person wishes to accept a gift from a business associate that is not in relation to their or the Firm’s business (e.g., a wedding, birthday or holiday gift) and the gift is the result of a personal relationship that has developed between the Supervised Person and such business associate and the Supervised Person does not wish for the gift to be counted against the reporting and pre-clearance thresholds, the Supervised Person should consult with the CCO.

Promotional items that display the offeror’s logo such as golf balls, shirts, towels and pens are not “gifts” for purposes of this policy.

The CCO may require an Supervised Person to return a gift or decline entertainment if it is determined that the gift or entertainment could improperly influence the use of a third-party business or create the appearance of a conflict of interest.

Supervised Persons are prohibited from soliciting the brokerage community for these items or other favors in any manner that could be construed as using their employment with the Firm to obtain a personal benefit.

Supervised Persons are prohibited from giving, and must tactfully refuse, any gift of cash, gift certificate, or cash equivalents.

Gifts and entertainment among Supervised Persons are not subject to the guidelines set forth above.

Section 5. Political Contributions

The SEC, as well as certain states and localities, have laws that prohibit investment advisers and other companies from entering into certain government contracts if a covered Supervised Person of that company makes or solicits political contributions in that jurisdiction. Rule 206(4)-5 of the Advisers Act (the “Pay-to-Play Rule”) prohibits investment advisers from receiving compensation for advising the pension plans (or other funds) of state or local government entities if the advisers or their covered associates have made political contributions above a de minimis threshold to officials of those government entities. The Pay-to-Play Rule also regulates payments to solicitors of government pension funds, though the Firm has no dealings with such solicitors. In addition to these prohibitions, investment advisers to government entities are required to keep records regarding their covered associates and the covered political contributions that have been made. The purpose of the Pay-to-Play rule is to prohibit the payment of political contributions or bribes to those who could be in a position to influence the award of investment management business of state or local government pension plans.

Although the Firm does not currently manage or have plans to manage any state or local pension funds, the Firm has adopted these policies and procedures in order to keep its options open and for purposes of compliance with the Pay-to-Play Rule.

The Firm’s Political Contributions Policy requires all Supervised Persons to obtain preclearance for and report any and all political contributions, whether individually or in the Firm’s name, and whether in cash or in kind, made to the following:

•	State or local officials;

•	Candidates for state or local office; or

•	Candidates for the United States federal government that are currently state or local officials.

This preclearance and reporting requirement applies to all covered political contributions Supervised Persons have made within two (2) years prior to their hire and annually thereafter. Such disclosure must be made in the Supervised Person Compliance Questionnaire.

This policy is not intended to prevent Firm Supervised Persons from engaging in legitimate political activities. Moreover, contributions to candidates for federal office who are not currently state or local officials are not covered by this policy, and are permitted without restriction.

Miscellaneous guidelines:

“Political contribution” means any gift, subscription, loan, advance, deposit of money or thing of value made for the purpose of supporting a candidate for or influencing any election for state or local office. In this context, federal elections are included only in circumstances in which a state or local official is running for federal office. Political contributions include repayment of a candidate’s campaign debt incurred in connection with any such election, or paying the transition or inaugural expenses of the successful candidate for any such election. Political contributions also include “in-kind” and monetary contributions to a candidate or official, such as sponsoring a fundraising event or hosting a dinner for a candidate or official, as well as indirect contributions (for example through a family member or friend).

Preclearance and Disclosure

The preclearance and disclosure requirements described above apply to all Supervised Persons, their spouses, all members of their household and all individual who relies on the Supervised Person for material support, as covered under this Code.

Recordkeeping

The Chief Compliance Officer will maintain a copy of all covered political contributions. Such records will be reviewed if at any point the Firm decides to evaluate its eligibility to pursue the management of any state or local pension or other fund business.

Corporate Contributions

Supervised Persons are prohibited from using personal or corporate funds to make political contributions on behalf of or in the name of the Firm. Further, the Firm will not reimburse political contributions made by individuals.

Charitable Contributions Distinguished

Contributions to a charity are not considered “political contributions” unless made to, though, in the name of, or to a fund controlled by a U.S. state or local candidate or official. This policy is not intended to impede legitimate, charitable fund-raising activities. Any questions regarding whether an organization is a charity should be directed to the CCO.

Section 6. Code of Ethics Recordkeeping

1.	The Firm must retain in its records for a period of five years after the end of the fiscal year that the last entry was made on such record:

(a)	a record of any violation of the Code of Ethics and any action taken as a result of such violation;

(b)	a record of any exceptions granted to Code of Ethics requirements and the reasons for such exceptions;

(c)	a copy of any Supervised Persons’ initial Holdings Report, Transaction Report, trade confirmation or brokerage statement as required by this Code.

2.	The Firm must also maintain the following records:

(a)	A copy of the Firm’s Code of Ethics as adopted and in effect for five years after such Code of Ethics was in effect.

(b)	A copy of the executed Annual Certification and Acknowledgement Form for each person who was an Supervised Person within the past five years.

(c)	A record of names of persons who are currently and were during the past five years Supervised Persons and therefore considered Access Persons of the Firm as defined in the Investment Advisers Act of 1940, as amended.

(d)	A record of any decision, and the reasons for supporting the decision, to approve the acquisition of securities by Supervised Persons in a private placement or in an initial public offering for five years after the fiscal end of the year in which approval was granted.

(e)	A record of any political contributions reported by Supervised Persons to the CCO.

EXHIBIT A

Annual Certification and Acknowledgement Form

The undersigned Supervised Person (the "Supervised Person") of BlueSky Investment Management, LLC and its affiliates (collectively, the "Firm") acknowledges having received and read a copy of the BlueSky Investment Management, LLC Code of Ethics dated October 2017and the BlueSky Investment Management, LLC Compliance Manual dated October 2017 (collectively, the "Code") and certifies that he or she has complied during the past year with and will continue to abide by the provisions contained therein. The Supervised Person understands that observance of the policies and procedures contained in the Code is a material condition of the Supervised Person's employment by the Firm and that any violation of such policies and procedures by the Supervised Person may be grounds for immediate termination by the Firm as well as possible civil or criminal penalties.

(a)	The Supervised Person hereby certifies that he or she has disclosed to the Chief Compliance Officer all personal investments and Personal Trading Accounts as defined in the Firm's Code. The Supervised Person has provided or has made arrangements to have provided to the Chief Compliance Officer copies of all trade confirmations and brokerage activity statements relating to such Personal Trading Accounts.

(b)	The Supervised Person hereby certifies that he or she has reported all transactions in all Personal Trading Accounts and all private securities transactions or other transactions which are not carried out through brokerage accounts during the last year (or since the date of hire if less than one year).

(c)	The Supervised Person hereby certifies that he or she has reported all outside business activities, including but not limited to participation on corporate boards.

(d)	The Supervised Person hereby certifies that he or she has reported all business-related gifts with a value over $100, either provided or received, and all business-related entertainment exceeding $200 in value, either provided or received, as outlined in the Gifts and Entertainment policy contained in the Firm’s Code of Ethics.

(e)	The Supervised Person hereby certifies that he or she has reported all political contributions and political solicitation activities consistent with the Firm’s Political Contributions Policy outlined contained in the Firm’s Code of Ethics.

(f)	The Supervised Person hereby certifies that he or she is not in possession of any material non-public information, has reported all potential material non-public information, which they may have obtained to the CCO and furthermore, has not acted on or conveyed any such material non-public information to anyone other than the CCO.

1

(g)	The Supervised Person hereby certifies that the responses provided on his or her Supervised Person Compliance Questionnaire and all other disclosure forms (a copy of each of which is attached) continue to be truthful and complete. If any such responses are no longer truthful or complete, the Supervised Person has promptly reported all such changes to the Compliance Department.

Signature of Supervised Person

Name of Supervised Person

Date

Signature of Chief Compliance Officer

Date

PLEASE SIGN, DATE, AND RETURN TO THE CHIEF COMPLIANCE OFFICER

2

EXHIBIT B

BlueSky Investment Management, LLC

ANNUAL SUPERVISED PERSON COMPLIANCE QUESTIONNAIRE

___Initial _____ 20__

EMPLOYEE NAME:

This questionnaire is an important part of the BlueSky Investment Management, LLC (“the Firm") Compliance Program. The information being requested is required to be disclosed to enable the Firm to comply with applicable laws and regulations, including the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

This questionnaire will be distributed to personnel of the Firm upon hire and at least annually thereafter. If events or circumstances occur at any time during the year that would change any of the information provided in this questionnaire please promptly notify the Chief Compliance Officer.

INSTRUCTIONS:

1.	This questionnaire contains four parts:

Part I: Require Disclosure

Part II: Legal Proceedings

Part III: Certification & Acknowledgement

Part IV: Definitions

2.	Some questions contain words or phrases in italics, which include defined terms. Please refer to Part V: Definitions when answering these questions.

3.	Sign and date the completed Questionnaire where indicated.

4.	Return the completed Questionnaire to the Chief Compliance Officer.

5.	Please contact the Chief Compliance Officer with any questions.

0

Part I: Required Disclosures

A.	Supervised Person Personal Information Form

Please complete the following information to ensure our personnel records contain accurate information for you and your immediate family members.

Supervised Person Name:	SS#:

Spouse Name:	SS#:

Dependent Name(s):	SS#:

SS#:

SS#:

SS#:

Home Address:

Home Tel #:

Personal Cell #:

Personal Email/IM:

Please note that any information provided by you in the above responses may be verified by the Firm through the use of a third-party vendor. In addition, this information may be disclosed to certain third parties, including but not limited to, service providers and regulators.

B.	Outside Income

Please list all sources of Outside Income currently payable to you personally.

Outside Income means any cash or non-cash salaries, commissions and fees (director fees, advisory fees, consulting fees, etc.) directly or indirectly accruing, due or payable to you by a third party (i.e., any party other than the Firm). The term includes any direct or indirect compensation in such "non-cash" items of value such as options, warrants or similar securities. The term also includes a contingent payment for an anticipated service.

Type of Income	Source of Income	Amount

C.	Outside Trading Accounts and Private Investments

In accordance with the BlueSky Investment Management, LLC Code of Ethics, you must disclose all Outside Trading Accounts (Brokerage and Mutual Fund Accounts) and Private Investments for which you, and/or any of your immediate family members that rely on you for material support, and/or reside in your household (i.e. spouse, children, etc.), are the beneficial owner. In addition, you must also disclose all accounts for which you serve as a Trustee, are the ultimate beneficial owner, and/or exercise investment discretion.

Please see the attached forms to the Code of Ethics regarding Outside Trading Accounts and Private Investment Holdings and Account. If this is your initial certification, please complete the forms. If this is an annual certification, please confirm that that the information on these forms is complete and accurate.

Please note: Every Supervised Person is required to certify to a list of positions held in Reportable Securities as of September 30, 2017. To do so, please review the attached account statements for the Outside Trading Accounts previously disclosed by you to the Compliance Department and recorded in the Firm’s automated personal trading approval system.

By signing page 12 of this questionnaire, you are certifying that the Firm has a complete and accurate list of all of your Outside Trading Accounts and Private Investments covered by the Firm’s Code of Ethics and that the Reportable Securities (EXHIBIT E) contained therein is complete and accurate as of September 30, 2017.

1.	Are you related to or do you maintain a close friendship with anyone currently employed or engaged by a company (or other entity) that primarily operates within the financial services industry (i.e., broker-dealer, investment bank, registered Investment adviser, hedge fund, private equity, mutual fund, etc.)?

[   ] Yes [   ] No

If you checked "yes", please identify the company and describe the relationship and their position at the company and any relationship with the Firm:

2.	Are you related to or do you maintain a close friendship with anyone currently employed or engaged by a public company?

[   ] Yes [   ] No

If you checked "yes", please identify the company and describe the relationship and their position at the company and any relationship with the Firm:

3.	Are you related to or do you maintain a close friendship with anyone employed or engaged by a vendor providing services to the financial services industry?

[   ] Yes [   ] No

If you checked "yes", please identify the vendor and describe the relationship and their position at the company and any relationship with the Firm:

D.	Corporate Boards

Please list all Corporate Boards of which you, a spouse, member of your household, or any individual who relies on you for material support, are a member. The term Corporate Board includes any board of directors or corporate governing body, including an advisory board.

Please remember to notify the CCO if you are thinking of joining or leaving a Corporate Board or other similar governing body PRIOR to doing so.

Name of Entity	Date Joined

E.	Political Contributions

In order for the Firm to comply with “pay to play” regulations at the local, state and federal level, all Supervised Persons must disclose to the CCO a list of Political Contributions they have made. Below please list any political contributions that have not been previously reported to the firm that you, a spouse, member of your household, or any individual who relies on you for material support, have made within the past two years to any political party, political campaign, candidate for public office or elected official.

Please note: Hosting or attending events such as dinners, fundraisers and other events for any political party or candidate may be considered a political contribution and must be disclosed to the Firm. Please contact a member of the Compliance Department with any questions.

Name of Supervised Person/Household Member:	Date of Contribution:	Contribution Made to:	Office Sought/State or Locality/Candidate’s Current Position (if applicable):	Amount Contributed:

Part II: Legal Proceedings

1.	In the past ten years, have you:

a.	been convicted of or pled guilty or nolo contendere ("no contest") in a domestic, foreign or military court to any felony?

[ ] Yes	[ ] No

b.	been charged with any felony?

[ ] Yes	[ ] No

2.	In the past ten years, have you:

a.	been convicted of or pled guilty or nolo contendere ("no contest") in a domestic, foreign or military court to a misdemeanor involving: investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, misappropriation of funds or securities, embezzlement, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

[ ] Yes	[ ] No

b.	been charged with a misdemeanor listed in Item 2.a?

[ ] Yes	[ ] No

c.	been convicted of any crime that is punishable by imprisonment for one or more years that has not already been described Items 1, 2.a or 2.b above?

[ ] Yes	[ ] No

d.	filed a bankruptcy petition or been declared bankrupt?

[ ] Yes	[ ] No

3.	Has the SEC or the CFTC ever:

a.	found you to have made a false statement or omission?

[ ] Yes	[ ] No

b.	found you to have been involved in a violation of SEC or CFTC regulations or statutes?

[ ] Yes	[ ] No

c.	found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?

[ ] Yes	[ ] No

d.	entered an order against you in connection with investment-related activity?

[ ] Yes	[ ] No

e.	imposed a civil money penalty on you, or ordered you to cease and desist from any activity?

[ ] Yes	[ ] No

4.	Has any other federal regulatory agency, any state regulatory agency or any foreign financial regulatory authority:

a.	ever found you to have made a false statement or omission, or been dishonest, unfair or unethical?

[ ] Yes	[ ] No

b.	ever found you to have been involved in a violation of investment-related regulations or statutes?

[ ] Yes	[ ] No

c.	ever found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?

[ ] Yes	[ ] No

d.	in the past ten years, entered an order against you in connection with an investment-related activity?

[ ] Yes	[ ] No

e.	ever denied, suspended or revoked your registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your activity?

[ ] Yes	[ ] No

5.	Has any self-regulatory organization or commodities exchange ever:

a.	found you to have made a false statement or omission?

[ ] Yes	[ ] No

b.	found you to have been involved in a violation of its rules (other than a violation designated as a "minor rules violation" under a plan approved by the SEC)?

[ ] Yes	[ ] No

c.	found you to have been the cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?

[ ] Yes	[ ] No

d.	disciplined you by expelling or suspending you from membership, barring or suspending you from association with other members, or otherwise restricting your activities?

[ ] Yes	[ ] No

6.	Has an authorization to act as an attorney, accountant or federal contractor granted to you ever been revoked or suspended?

[ ] Yes	[ ] No

7.	Are you now the subject of any regulatory proceeding that could result in a "yes" answer to any part of Item 3, 4 or 5?

[ ] Yes	[ ] No

8.	Has any domestic or foreign court:

b.	in the past ten years, enjoined you in connection with any investment-related activity?

[ ] Yes	[ ] No

c.	ever found that you were involved in a violation of investment-related statutes or regulations?

[ ] Yes	[ ] No

d.	ever dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?

[ ] Yes	[ ] No

9.	Are you now the subject of any civil proceeding that could result in a "yes" answer to any part of Item 8?

[ ] Yes	[ ] No

Please note: if you answered "yes" to any of the questions in Items 1 through 9, please provide full details, including the date of any order, decree or judgment, the court or agency involved and the final disposition, if any. Please attach any relevant documentation and use a separate sheet of paper if necessary.

Part III

outside business activities

The Firm prohibits Supervised Persons from engaging in any outside business activities unless first obtaining prior written approval from the Firm. By your signature below, you hereby confirm your acknowledgment of, and agreement and obligation to abide by, the Firm’s outside employment policies and procedures. You further understand that your failure to comply with such policies and procedures is subject to disciplinary action including possible termination.

Please respond to the following questions. If any of the information in this Outside Business Activity Form (“OBA Form”) becomes inaccurate at any time, you must complete an updated OBA Form prior to engaging in any new outside business activity, or promptly after terminating such outside business activity. You must complete a separate OBA Form for each outside business activity that you must disclose.

1. Are you employed by (including owner, officer or Supervised Person), or do you accept any compensation from, any business organization not affiliated with the Firm?

[ ] Yes	[ ] No

2. Do you serve as director of any business organization not affiliated with the Firm?

[ ] Yes	[ ] No

3. Do you provide services (including, but not limited to, those provided as owner, officer, Supervised Person, board member, consultant or volunteer) for any charitable, non-profit, not for profit, or any other type of organization not disclosed above?

[ ] Yes	[ ] No

4. Are you a trustee (including co-trustee) on any account other than those of your immediate family?

[ ] Yes	[ ] No

5. (a) Are you a general partner in any partnership or are you involved in any entity that creates or packages limited partnerships?

[ ] Yes	[ ] No

(b) If you answered YES to item 5(a), are any clients solicited to invest in such partnerships?

[ ] Yes	[ ] No

For any YES answers above, please provide the following information:

Name and address of outside business organization:

Description of the business of the outside business organization and what activities you will perform:

Compensation (if any) to be received:

The amount of time per month that will be spent on the outside business activity:

Have you received Firm approval for this OBA?

If No, please complete a separate OBA Approval Form

Part IV: Certification of Supervised Person Compliance Questionnaire and Annual Holdings

I hereby certify that the information provided in the foregoing Supervised Person Compliance Questionnaire is complete, accurate and correctly stated to the best of my knowledge, information and belief.

I certify that I have disclosed all Outside Trading Accounts and Private Investments as required by the BlueSky Investment Management, LLC Code of Ethics and that the attached list of Outside Trading Accounts and Private Investments and the Reportable Securities contained in such accounts, reflect a complete and accurate list of my personal securities holdings as of August 31, 2017.

I understand that the Firm has the right to contact any and all firms at which my Outside Trading Accounts are held to request account information, duplicate statements, and confirmations. I further understand that the Firm may request information from and share information with various third-party information reporting agencies to verify that the information I have disclosed is both accurate and complete.

Signature of Supervised Person

Name of Supervised Person

Date

Signature of Chief Compliance Officer

Date

Part V: Definitions

Annual Holdings Report: A list of all Reportable Securities held personally, within an Outside Trading Account or in the form of a Private Investment. This report provides the Firm with an annual statement of the Supervised Person's personal securities holdings and allows the Supervised Person to certify to its accuracy.

Charged: Being accused of a crime in a formal complaint, information, or indictment (or equivalent formal charge).

CFTC: Commodity Futures Trading Commission

Corporate Board: This term includes any board of directors or corporate governing body, including an advisory board.

Credit Committee: A group of people responsible for assessing the credit standing and ability to repay debt of prospective borrowers of a lending institution. Other duties of a credit committee might include determining the institution's credit policy and spotting potential risks of various transactions assumed by the institution.

Enjoined: This term includes being subject to a mandatory injunction, prohibitory injunction, preliminary injunction, or a temporary restraining order.

Felony: For jurisdictions that do not differentiate between a felony and a misdemeanor, a felony is an offense punishable by a sentence of at least one year imprisonment and/or a fine of at least $1,000. The term also includes a general court martial.

Foreign Financial Regulatory Authority: This term includes (1) a foreign securities authority; (2) another governmental body or foreign equivalent of a self-regulatory organization empowered by a foreign government to administer or enforce its laws relating to the regulation of investment-related activities; and (3) a foreign membership organization, a function of which is to regulate the participation of its members in the activities listed above.

Found: This term includes adverse final actions, including consent decrees in which the respondent has neither admitted nor denied the findings, but does not include agreements, deficiency letters, examination reports, memoranda of understanding, letters of caution, admonishments, and similar informal resolutions of matters.

Investment-Related: Activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker-dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings association).

Involved: Engaging in any act or omission, aiding, abetting, counseling, commanding, inducing, conspiring with or failing reasonably to supervise another in doing an act

Minor Rules Violation: A violation of a self-regulatory organization rule that has been designated as "minor” pursuant to a plan approved by the SEC. A rule violation may be designated as "minor" under a plan if the sanction imposed consists of a fine of $2,500 or less, and if the sanctioned person does not contest the fine. (Check with the appropriate self- regulatory organization to determine if a particular rule violation has been designated as "minor" for these purposes.)

Misdemeanor: For jurisdictions that do not differentiate between a felony and a misdemeanor, a misdemeanor is an offense punishable by a sentence of less than one year imprisonment and/or a fine of less than $1,000. The term also includes a special court martial.

Order: A written directive issued pursuant to statutory authority and procedures, including an order of denial, exemption, suspension, or revocation. Unless included in an order, this term does not include special stipulations, undertakings, or agreements relating to payments, limitations on activity or other restrictions.

Outside Income: This term includes cash or non-cash salaries, commissions, director's fees and consulting, finders, advisory and other fees. This term also includes any interest, direct or indirect, in such "non-cash" items of value such as options, warrants or similar securities.

Outside Trading Account: This term includes:

•	individual or joint accounts in your name (including IRAs and retirement accounts) in which you can trade Reportable Securities;

•	accounts of anyone living in your household in which they can trade Reportable Securities; and,

•	accounts for trusts (or managed accounts) for which you act as trustee or are the beneficiary and in which they can trade Reportable Securities.

Person: A natural person (an individual) or a company. A company includes any partnership, corporation, trust, limited liability company ("LLC"), limited liability partnership ("LLP"), or other organization.

Political Contribution: Any gift, subscription, loan, advance, or deposit of money or anything of value made for: (1) the purpose of influencing any election for federal, state or local office; (2) payment of debt incurred in connection with any such election; or (3) transition or inaugural expenses of the successful candidate for state or local office.

Private Investments: This term includes securities in private companies or investments in private funds (for example, a private equity or hedge fund). This term does not include investments in investment funds affiliated with or advised by the Firm.

Proceeding: This term includes a formal administrative or civil action initiated by a governmental agency, self-regulatory organization or foreign financial regulatory authority; a felony criminal indictment or information (or equivalent formal charge); or a misdemeanor criminal information (or equivalent formal charge). This term does not include other civil litigation, investigations, or arrests or similar charges affected in the absence of a formal criminal indictment or information (or equivalent formal charge).

Security: This term means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit- sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Securities do not include:

•	Direct obligations of the Government of the United States;
•	Bankers' acceptances, bank certificates of deposit, commercial paper and high- quality short-term debt instruments, including repurchase agreements; Shares issued by money market funds;
•	Shares issued by open-end registered investment companies (e.g., open-end mutual funds), other than funds advised or underwritten by the Firm or an affiliate; or
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by the Firm or an affiliate.

Exchange-traded funds, or ETFs, are similar to open-end registered investment companies in some ways. Nonetheless, ETFs are Reportable Securities. Please note that open-end mutual funds are not reportable, but closed-end mutual funds are reportable.

SEC: U.S. Securities and Exchange Commission

Self-Regulatory Organization: Any national securities or commodities exchange, registered securities association, or registered clearing agency. For example, the Chicago Board of Trade ("CBOT"), Chicago Board of Trade ("CBOE"), the Financial Industry Regulatory Association ("FINRA") and New York Stock Exchange ("NYSE") are self-regulatory organizations.

EXHIBIT C

Outside Business Activity Approval Form

Please complete a separate copy of this form for each new Outside Affiliation or Activity for which you would like approval. You may also be asked to provide additional information to assist in evaluating this request.

1.	Name of the Entity:

2.	Is the Entity Public?

[ ] Yes	[ ] No

3.	Does the Supervised Person expect to have access or receive material non-public information regarding the Entity?

[ ] Yes	[ ] No

If yes, how and what type of material non-public information?

4.	What is the nature of business or activity of the Entity?

5.	Do you receive any compensation (including equity ownership or otherwise) in return for your affiliation with the Entity?

[ ] Yes	[ ] No

If yes, please disclose the type and amount of compensation that you are receiving.

6.	Approximate hours per month you will devote to the Entity

During business hours:
After business hours:

7.	Your Title or Function with the Entity (including whether you will have an active role in management):

8.	Date affiliation or activity will begin:

9.	Do you know of any significant adverse information about the Entity or any conflict between the Entity and the Firm?

[ ] Yes	[ ] No

If yes, please explain:

10.	Do you have or control a brokerage account for the above Entity?

11.	Are you involved in making investment decisions for or on behalf of this Entity?

12.	Does the entity have any direct or indirect business with the Firm?

13.	Does the Firm invest in the entity either directly or indirectly?

Signature of Supervised Person

Name of Supervised Person

FIRM DECISION:

You are APPROVED/REJECTED to engage in the OBA described above.

Comments:

Date:
Chief Compliance Officer

Exhibit D

Holdings Report – ACCOUNT INFO

Under the Code of Ethics

[   ] Upon becoming an Access Person

[   ] For the year ended December 31, 20__

Designation of Custodians or Financial Institutions: The following are the names of any custodians or financial institutions that hold securities for which an Access Person has any direct or indirect Beneficial Ownership, including Family Accounts. Please provide the custodian, account name and number (as applicable), and manager for all such accounts.

No. #	Custodian	Account Name	A/N	Reportable Securities	Manager (e.g., self-directed, BLUESKY INVESTMENT MANAGEMENT or third-party advisor)

1.

2.

3.

4.

5.

6.

7.

8.

9.

10.

*	Enter "Yes" or "No".
-	If "No," further information is not required.

-	If "Yes," include information on the attached "Holdings Report – REPORTABLE SECURITIES” form or include a copy of a brokerage or other financial institution statement. In either case, information must be as of a date not more than 45 days prior to the date this report is submitted.

Access Person (Supervised Person) Name	Access Person (Supervised Person) Signature	Date submitted:

Chief Compliance Officer Signature	Date reviewed:

Exhibit E

Holdings Report - REPORTABLE SECURITIES
Under the Code of Ethics

[ ]	Upon becoming an Access Person
[ ]	For the year ended December 31, 20__

Non-reportable and reportable securities:

Open-end mutual funds, direct obligations of the US government, money market funds, money market instruments including CDs, commercial paper and other related instruments, and transactions in unit investment trusts are not reportable securities. Reportable securities include most everything else, such as stocks, exchange traded funds, closed-end funds, individual bonds (other than US government bonds), limited partnership interests, etc.

List of Reportable Securities Held:

Security Name	Ticker	Type	# Shares or par	Mkt Value	Custodian # (where held) [1]

1	The corresponding # from “Holdings Report – ACCOUNT INFO” form.

•	As applicable, include this form with the Holdings Report – ACCOUNT INFO form.

o	If you have no Securities, you may exclude this form.
o	If all Securities are included in brokerage or other financial statements that you are submitting, you may exclude this form.

Chief Compliance Officer Signature	Date reviewed:

Exhibit F

See notes below.

TRADING DETAIL FORM

Date	Buy, Sell, or Gift	Security Name	Ticker or CUSIP	# of Shares	Unit $	Mkt Value	Custodian	Acct #

●	If you had no reportable transactions during the quarter, you may exclude this page.
●	If your reportable transactions are included in confirmations, brokerage statements, or transaction reports that you provide to Compliance, you may exclude this page.

Chief Compliance Officer Signature	Date reviewed:

EXHIBIT G

BLUESKY INVESTMENT MANAGEMENT, LLC

PRIVATE PLACEMENT APPROVAL FORM

Requested by:

Date requested:

Name of Private Placement:

Type of investment:

[ ] Hedge Fund [ ] Private Equity Fund [ ] Private Company	[ ] Other

Description of the Private Placement:

Amount to be invested:	$

Date of investment:

Documents attached:

[ ]	Copy of the subscription document
[ ]	Copy of the Offering Memorandum

FOR COMPLIANCE USE:

Private Placement approved:	[ ] YES [ ] NO

Notes:

X
Chief Compliance Officer’s Signature	Date

EXHIBIT H

BLUESKY INVESTMENT MANAGEMENT, LLC

INITIAL PUBLIC OFFERING APPROVAL FORM

Requested by:
Date requested:

Name of Initial Public Offering:

Number of Shares:
Broker-Dealer:

Are you or any of members of your family directors, officers or Supervised Persons of the Issuer, or have been within the past 12 months? If “Yes”, describe.

Are you or any members of your family directors, officers or employees of any of the dealers serving as underwriters for the IPO? If “Yes” describe.

Does the Firm do any business with any dealers serving as underwriters for the IPO? If “Yes,” please describe.

Amount to be invested:	$

Date of investment:

Other relevant facts:

FOR COMPLIANCE USE:

IPO approved:	[ ] YES [ ] NO

Notes:

X
Chief Compliance Officer’s Signature	Date

Documents attached:

[ ]	Copy of the Offering Memorandum

EXHIBIT I

BLUESKY INVESTMENT MANAGEMENT, LLC

PERSONAL SECURITIES TRADING APPROVAL FORM

Name:

Details of Proposed Transaction

Buy	Sell

▪	date of request
▪	name of security/symbol
▪	type of security (e.g., note, common stock, preferred stock)
▪	quantity of shares or unit
▪	price per share/units
▪	approximate dollar amount
▪	account for which transaction will be made (account number)
▪	name of broker or placement agent
▪	name of account

Is this an IPO allocation?	[ ] Yes	[ ] No

Is this Security a Private Placement?	[ ] Yes	[ ] No

To the Supervised Person’s knowledge, is there any order pending execution in the security for a Client?

[ ] Yes	[ ] No

To the Supervised Person’s knowledge, is the Firm considering any trades in the security for a Client?

[ ] Yes	[ ] No

I certify that I am not in possession of any material non-public information relating to the security for which I am seeking pre-clearance.

Signature:	Date:
Comments:

You may/may not execute the proposed transaction described above.

Date:
Chief Compliance Officer

Exhibit J

SUPERVISED PERSON GIFT AND ENTERTAINMENT LOG

Date	Supervised Person Giving/Receiving Plus Outside	Description of Gift/Entertainment	Approx. $ Value	Firm Providing/ Giving Gift/ Entertain ment	Relationship To Legacy	To Legacy Reason	Compliance Approval YES/NO

Signature of Chief Compliance Officer:

Name:

Date:

EXHIBIT K

BLUESKY INVESTMENT MANAGEMENT, LLC

GIFT AND ENTERTAINMENT APPROVAL FORM

Date	Gift or Entertainment (Please specify)	Description of Gift or Business Entertainment Event	Name of Firm Providing Gift or Entertainment	List ALL Recipients/ Attendees	Estimated $ Value

I certify that this description is a true and accurate depiction of the gift or event and that my receipt of this gift or attendance of this event creates no Conflict of Interest.

Signature of Chief Compliance Officer:	Signature of Supervised Person:

Name:	Name:

Date:	Date: